As filed with the Securities and Exchange Commission on May 21, 2003
                            Registration No. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                            NTN COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                 31-1103425
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)               Identification Number)

                        THE CAMPUS - 5966 LA PLACE COURT
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 438-7400
    (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)
                              --------------------

                                STANLEY B. KINSEY
                            NTN COMMUNICATIONS, INC.
                        THE CAMPUS - 5966 LA PLACE COURT
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 438-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------

                          COPIES OF COMMUNICATIONS TO:

                              C. JAMES LEVIN, ESQ.
                               MARK T. UYEDA, ESQ.
                              O'MELVENY & MYERS LLP
                              400 SOUTH HOPE STREET
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 430-6000
                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after the date on which this Registration Statement becomes effective as the selling securityholders may determine.
                              --------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              --------------------

                         Calculation of Registration Fee

                                    Number of
                                   securities
                                 of each class     Proposed maximum      Proposed maximum
Title of each class of              to be         offering price per    aggregate offering     Amount of
securities to be registered      registered(1)     security(2)(3)         price(2)(3)        registration fee
common stock, $0.005 par value   5,285,417        $1.89                 $9,989,438           $808.15
per share

(1) This Registration Statement covers shares of common stock previously issued to the selling securityholders and shares of common stock issuable upon the exercise of warrants held by the selling securityholders. This Registration Statement will cover an indeterminate number of additional shares that may become exercisable under the warrants to the extent permitted by Rule 416 under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Pursuant to Rule 457(c), the price of the common stock is based upon the average of the high and low prices of the common stock on the American Stock Exchange on May 15, 2003.
                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this Preliminary Prospectus is not complete and may be changed. The selling securityholders may not sell these securities pursuant to this Prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Prospectus dated May 21, 2003.

PROSPECTUS

                            NTN COMMUNICATIONS, INC.


                               5,285,417 Shares of
                                  Common Stock
                              --------------------



The selling securityholders who are identified in this Prospectus (which term includes their pledges, donees, transferees, or other successors-in-interest) may offer and sell from time to time up to 5,285,417 shares of common stock of NTN Communications, Inc. by using this Prospectus. Of these shares, 4,666,667 are outstanding common stock and 618,750 shares are issuable upon the exercise of outstanding warrants.

The selling securityholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of these shares by the selling securityholders. For more information, please refer to "Selling Securityholders" on page 15 of this Prospectus.

Our common stock is traded on the American Stock Exchange (AMEX) under the ticker symbol "NTN." On May 15, 2003 the closing price of our common stock, as reported by the AMEX, was $1.97 per share.

                             -----------------------

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 3 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


                  The date of this Prospectus is May __, 2003.

                                TABLE OF CONTENTS

                                                                            Page
 Summary.......................................................................1
 The Offering..................................................................2
 Risk Factors..................................................................3
 Recent Company Developments..................................................12
 Forward-Looking Statements...................................................14
 Use of Proceeds..............................................................14
 Selling Securityholders......................................................15
 Plan of Distribution.........................................................16
 Legal Matters................................................................17
 Experts......................................................................17
 Where You Can Find More Information..........................................18

                                     SUMMARY

     You should read the following summary together with the more detailed information about our company and the common stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, contained elsewhere in this Prospectus or incorporated by reference.

NTN Communications, Inc., based in Carlsbad, California, develops and distributes interactive entertainment and a suite of products to manage the customer experience. We own and operate the largest "out-of-home" interactive consumer marketing television network in North America.

We operate our businesses principally through two operating segments: the NTN Network(R) division and our Buzztime Entertainment, Inc.(TM) subsidiary. The NTN Network division provides entertainment services and on-site communications products to the hospitality industry. The entertainment services represent a wide variety of popular interactive games, advertisements and informational programming delivered daily to consumers in 3,058 restaurants, sports bars and taverns throughout the United States, as well as hotels, cruise ships and active adult communities. The division's on-site communications products--primarily guest and server paging products--are distributed to another 2,800 locations in the United States. Buzztime operates our live broadcast studio, produces our trivia and live sports "play-along" content to both the NTN Network and new consumer interactive platforms, and is developing the Buzztime(R) interactive television channel.

Unless otherwise indicated, references herein to "NTN," "we," "us" and "our" include NTN Communications, Inc. and its consolidated subsidiaries. OUr headquarters are located at 5966 La Place Court, Carlsbad, California, telephone
(760) 438-7400.

Our current strategy is to leverage our unique interactive entertainment as a means of growing our business units--first, as a leading provider of interactive communications and entertainment offerings to the hospitality industry through the NTN Network division. Second, as a leading developer and distributor of interactive entertainment for the in-home market through interactive television and wireless devices via Buzztime. To accomplish our objectives we are pursuing strategies to:

o Increase the number of hospitality locations serviced by the NTN Network and our wholly owned subsidiary NTN Wireless Communications, Inc. ("NTN Wireless"). We intend to accomplish this increase by expanding our product offerings to include more value-added services, adding personnel to our sales force and providing new and updated content on a regular basis.

o Develop and distribute the Buzztime trivia channel to cable and satellite operators with the intent to become the first content provider to deploy a digital interactive television entertainment channel. We have adapted, or are planning to adapt, our interactive trivia game show content and technology to the leading interactive television platforms, to gain market share by partnering with major industry manufacturers and distributors, and to utilize our broadcast interactive television studio as a development and production facility to develop and deepen relationships with media-related companies. We also plan to continue to support our efforts in early-stage wireless entertainment through partnerships with leading wireless distributors and carriers.

o Increase revenues through current and new revenue sources. The NTN Network receives service revenue from subscribing out-of-home locations as well as third-party advertising revenue and production services and royalty revenue from our Canadian licensee. We expect to continue generating revenue through these sources and, by growing our customer base, we also expect to see revenue growth in service and advertising revenue. Similarly, as Buzztime gains distribution with cable television operators, we expect to increase revenue through three sources: license fees paid by local cable television operators; fees paid by interactive television home subscribers for premium services or pay-per-play transactions; and advertising revenue. Both business units may also explore market opportunities to acquire complementary businesses to increase revenues and earnings. An example of a recent acquisition is NTN Wireless, which generated approximately $2.4 million in revenues through sales of restaurant pagers during the period from the date of the acquisition in April 2002 through the end of the year. NTN Wireless is part of our NTN Network business segment.

We have incurred consolidated net losses for most of our operating history and expect to incur consolidated losses through at least the end of 2003. Recent losses have been primarily as a result of significant expenditures related to Buzztime for which no significant revenues have yet been generated.

                                  THE OFFERING

The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or such other price as the selling securityholders determine from time to time. The shares offered for resale by this Prospectus represent approximately 11.4% of our shares outstanding, assuming the exercise of all warrants held, and being offered for sale pursuant to this Prospectus, by the selling securityholders but excluding shares issuable under any other options, warrants or other derivative securities.

                                  RISK FACTORS

     The shares of common stock being offered involve a high degree of risk. You should carefully consider the following risk factors and all other information contained in this Prospectus before you buy shares of our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risk Factors That May Affect Future Results

Our business, results of operation and financial condition could be adversely affected by a number of factors, including the following:

We have experienced significant losses and we expect to incur significant net losses in the future.

We have a history of significant losses, including net losses of $2,189,000 in 2002, $3,656,000 in 2001, and $9,589,000 in 2000, a net loss of $263,000 for the three months ended March 31, 2003 and an accumulated deficit of $79,342,000 as of March 31, 2003. We expect to incur significant operating and net losses for the next four quarters due primarily to our continued development of Buzztime. Furthermore, we may never achieve profitability, and even if we do, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our limited liquidity and capital resources may constrain our ability to operate and grow our business.

At March 31, 2003, our current assets exceeded our current liabilities by approximately $2,038,000. Our liquidity and capital resources remain limited and this may constrain our ability to operate and grow our business.

We have a revolving line of credit agreement originally with Coast Business Credit, which provides for borrowings of up to $2,250,000 and which expires on June 30, 2004. Our availability under the line of credit may be reduced if our monthly collections fall below certain levels. As of April 30, 2003, the maximum amount of $2,250,000 was available to us and approximately $1,946,000 was outstanding under the line of credit. The line of credit is secured by substantially all of our assets. Any reduction in availability under our line of credit may further constrain our liquidity.

On February 7, 2003, Coast and its parent company, Southern Pacific Bank, were seized by the Federal Deposit Insurance Corporation (FDIC). The FDIC is currently acting as a trustee for Coast and is in the process of selling off Coast's loan portfolio to other lending institutions. We were informed on May 14, 2003 that our credit line had been purchased by GF Asset Management, LLC, a subsidiary of General Electric Capital Corporation. There could be some delays in funding during the transition period, but we do not expect the delays to impact us significantly.

We will require additional financing to implement our plan to significantly expand the digital interactive television network, including the planned two-way satellite rollout, and to develop Buzztime into a leading content provider for interactive television platforms. Our requirements for additional financing in 2003 will depend upon the growth of our two business segments. In a low growth scenario (for example, net site growth of 100 sites in the NTN Network and a number of commercial trials of the Buzztime initiative), utilization of our line of credit is expected to be sufficient to cover our financing requirements. If we desire to grow more rapidly in either or both segments, then we will require additional financing in 2003. If we are unsuccessful in obtaining financing, some initiatives relating to those higher growth opportunities may have to be curtailed or deferred. We may not be able to obtain additional financing on terms favorable to us, or at all. If we receive additional equity financing, it could be dilutive to our stockholders. Any debt financing, if available, may involve covenants limiting or restricting our operations or future opportunities.

New products and rapid technological change may render our operations obsolete or noncompetitive.

If we do not compete successfully in the development of new products and keep pace with rapid technological change, we will be unable to achieve profitability or sustain a meaningful market position. The interactive entertainment and game industry is becoming highly competitive and subject to rapid technological changes when compared to other industries. We are aware of other companies that are introducing interactive game products on interactive platforms that allow players to compete across the nation. Some of these companies may have substantially greater financial resources and organizational capital than we do, which could allow them to identify emerging trends. In addition, changes in customer tastes may render our network, its content and our technology obsolete or noncompetitive.

The emergence of new entertainment products and technologies, changes in consumer preferences and other factors may limit the life cycle of our technologies and any future products and services we develop. Accordingly, our future performance will depend on our ability to:

o        identify emerging technological trends in our market;

o        identify changing consumer needs, desires or tastes;

o develop and maintain competitive technology, including new product and service offerings;

o improve the performance, features and reliability of our products and services, particularly in response to technological changes and competitive offerings; and

o        bring technology to the market quickly at cost-effective prices.

We may not be successful in developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. Such products and services may not gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

If we fail to manage our growth effectively, we may lose business and experience reduced profitability.

Continued implementation of our business plan requires an effective planning and management process. Our anticipated future growth will continue to place a significant strain on our management systems and resources. If we are to grow successfully, we must:

o        improve our operational, administrative and financial systems;

o        expand, train and manage our workforce; and

o        attract and retain qualified management and technical personnel.

The interactive gaming and entertainment industry is highly competitive.

The entertainment business is highly competitive. We compete with other companies for total entertainment related revenues in the marketplace. Our network programming competes generally with broadcast television, direct satellite programming, pay-per-view, other content offered on cable television, and other forms of entertainment. Furthermore, certain of our competitors have greater financial and other resources available to them. The entrance of motion picture, cable and television companies in the interactive entertainment and multimedia industries will likely intensify competition in the future. In January 1999, The Walt Disney Company introduced interactive programming broadcast in conjunction with live sporting and other events which competes directly with our programming. We do not know of any direct impact on our operations to date.

We also compete with other content and services available to consumers through online services. The expanded use of online networks and the Internet provide computer users with an increasing number of alternatives to video games and entertainment software. With this increasing competition and rapidly changing factors, we must be able to compete in terms of technology, content and management strategy. If we fail to provide quality services and products, we will lose revenues to other competitors in the entertainment industry. Increased competition may also result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles, reduced revenues and loss of market share.

If our intellectual property does not adequately protect our proprietary rights and intellectual property, our business could be seriously damaged.

We rely on a combination of trademarks, copyrights and trade secret laws to protect our proprietary rights in some of our products. Furthermore, it is our policy that all employees and consultants involved in research and development activities sign nondisclosure agreements. Our competitors may, however, misappropriate our technology or independently develop technologies that are as good as or better than ours. Our competitors may also challenge or circumvent our proprietary rights. If we have to initiate or defend against an infringement claim in the future to protect our proprietary rights, the litigation over such claims could be time-consuming and costly to us, adversely affecting our financial condition.

From time to time, we hire or retain employees or external consultants who may work for other companies developing products similar to those offered by us. These former employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any such litigation could prevent us from exploiting our patent portfolio and cause us to incur substantial costs, which in turn could materially adversely affect our business.

We may be liable for the content we make available on the Internet.

We make content available on our web sites and on the web sites of our advertisers and distribution partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence or copyright or trademark infringement. We could also be exposed to liability for third party content accessed through the links from our web sites to other web sites. We may incur costs to defend ourselves against even baseless claims, and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure may require us to spend substantial resources and may limit the attractiveness of our services to users.

We may face exposure on sales and/or use taxes in various states.

Over the past several years, state tax authorities have made inquiries as to whether or not our services might require the collection of sales and use taxes from customers in those states. We evaluate such inquiries on a case-by-case basis and have favorably resolved these tax issues in the past without any material adverse consequences. However, in the current difficult economic climate, many states are expanding their interpretation of their sales and use tax statutes to derive additional revenue. While in the past our sales and use tax expenses have not been material, it is likely that such expenses will grow in the future.

Our games and game shows are subject to gaming regulations.

We operate online games of skill and chance that, in some instances, reward prizes. These games are regulated in many jurisdictions. The selection of prizewinners is sometimes based on chance, although none of our games require any form of monetary payment. The laws and regulations that govern these games, however, are subject to differing interpretations in each jurisdiction and are subject to legislative and regulatory change in any of the jurisdictions in which we offer our games. If such changes were to happen, we may find it necessary to eliminate, modify or cancel certain components of our products that could result in additional development costs and/or the possible loss of revenue.

We are currently involved in litigation matters that could materially impact our profitability.

We are involved in two pending lawsuits in Canada, both involving Interactive Network, Inc. Both NTN and Interactive Network have asserted claims involving patent infringement and validity and certain other proprietary rights. These actions relate only to the broadcast of the NTN Network to subscribers of our Canadian licensee and do not extend to our network operations in the United States or elsewhere. To date, Interactive Networks has deposited a total of $140,000 in Canadian dollars with the Canadian court in compliance with the court's order as security for costs to be incurred by us in defense of the action. We are awaiting assignment of a trial date and have been advised that the Canadian court is currently scheduling trials for the 2004 calendar. We intend to continue to defend the action vigorously.

On March 21, 2003, Long Range Systems, Inc. (LRS) filed in the United States District Court, Northern District of Texas, a patent infringement complaint against our NTN Wireless subsidiary. This complaint alleged trade dress and patent infringement and unfair competition. This complaint relates to our repair and replacement activities of LRS pagers, which is not a significant percentage of our NTN Wireless business. On May 9, 2003, we filed with the court a motion to dismiss the LRS complaint.

On or about April 23, 2003, we filed a complaint in the Superior Court of the State of California, County of San Diego, against LRS alleging defamation and trade libel, intentional interference with prospective economic advantage, Lanham Act (trademark violations) and California unfair competition. Our complaint alleges that LRS made false statements in its complaint and press release regarding our products infringing LRS patents, that LRS intentionally made false statements to disrupt our business relationships with our clients, and that LRS registered the domain name www.ntnwireless.com in violation of our trademark rights.

The foregoing claims may not be decided in our favor and we are not insured against claims made. During the pendency of these claims, we will continue to incur the costs of our legal defense.

If our chief executive officer leaves us, our business may be adversely affected.

Our success greatly depends on the efforts of our chief executive officer, Stanley B. Kinsey. Our ability to operate successfully will depend significantly on his services and contributions. Mr. Kinsey's employment agreement with NTN was originally set to expire on October 6, 2002 and was extended through December 31, 2002. He is presently an at-will employee. The compensation committee of our Board of Directors is presently negotiating with Mr. Kinsey the terms and conditions of an extension of his employment contract. Our business and operations may be adversely affected if he were to leave.

Risks Factors Associated With The NTN Network

Our Canadian licensee has not yet converted to our new digital network.

Our Canadian licensee to date has declined to convert its approximately 500 hospitality sites to our new digital network and, as a result, remains on our old DOS network. We now have converted all but 66 of our domestic hospitality sites to our new digital network and we intend to discontinue our old DOS network in December 2004.

If our Canadian licensee continues to refuse to convert to our new digital network through the time we discontinue our DOS network in June 2004, this will materially negatively impact their business and, therefore, our licensing revenue may decline significantly as well. For the year ended December 31, 2002, we received approximately $1,161,000 in license royalties from our Canadian licensee.

We depend on a single supplier of Playmakers(R).

We currently purchase our 900-megahertz Playmakers from Climax Technology Co. Ltd., an unaffiliated Taiwanese manufacturer. We are currently soliciting bids for the manufacture of our Playmakers. Unless and until we succeed in establishing additional manufacturing relationships, we will continue to depend on our current sole source supplier of Playmakers. If we lose our supplier, our growth may be slowed until an alternative supplier is identified.

Communication failures with our subscriber locations could result in the cancellation of subscribers and a decrease in our revenues.

We rely on both satellite and telephone systems to communicate with our subscriber locations. We transmit our data to our hospitality customer sites via PanAmSat's Galaxy IIIR satellite. Interruption in communications with our subscriber locations under either system could decrease customer loyalty and satisfaction and result in a cancellation of our services. We are continually reviewing alternative telephone service providers and establishing contingency plans; however, such alternative providers and contingency plans have not been finalized.

In the event that we were forced to switch to another satellite, we would incur significant costs associated with re-pointing our satellite receivers. In addition, we could experience higher operating costs to transmit data to our customers via telephone lines and the Internet during the transition period.

Another potential risk is the possibility that our government could pre-empt our satellite for national security reasons, as the United States satellite operators are federally licensed. This would appear to be unlikely as our government has a strong communications infrastructure in place domestically. Also, it is likely the satellite would not be at risk of being damaged by any of the physical aspects of the war due to the fact that the satellite orbits over 22,000 miles above the earth.

We may sell equity interests in Buzztime to third parties, which could result in the loss of control of Buzztime or devaluation of our equity interest in Buzztime.

In June 2001, we sold a 6% interest in Buzztime to an affiliate of Scientific-Atlanta, a leading cable television set-top box manufacturer. While Scientific-Atlanta's investment position was converted to our common stock in January 2003, we believe there may be divergent investment preferences between the strategies pursued by the NTN Network and Buzztime and may decide in the future to continue to raise additional financing by issuing and selling equity interests in Buzztime to third parties. To enhance the ability of Buzztime to raise such financing, we have previously contributed and may contribute in the future some of our assets to Buzztime in order to allow the development of a distinct identity that we believe is necessary for it to effectively grow as a separate concern. These assets include our extensive trivia game show library and our interactive play-along sports games and related intangible assets.

From an operational standpoint, we could lose control in Buzztime. If we lose control, Buzztime may no longer provide adequate support and resources for content and programming for the NTN Network, affecting the ability of the NTN Network to continue its operations. From a financial viewpoint, we could undervalue the stock of Buzztime when selling it to third parties or undervalue assets transferred to Buzztime and this could devalue your holdings in NTN because we would not receive the fair value for our interest in Buzztime.

Risk Factors Associated With Buzztime

If our new Buzztime programming is not accepted by consumers, we are not likely to generate significant revenues or become profitable.

The new Buzztime channel faces risks as to whether consumers will accept interactive television products and the trivia programming produced by Buzztime. If interactive television does not become a successful, scaleable medium or if consumers do not accept trivia and play-along sports games, then we will be unable to draw revenues from advertising, direct-marketing of third-party products, subscription fees and pay-per-play fees. Until a sufficient market develops for the digital set-top boxes enabled to run our interactive television game applications, our profit potential is uncertain and we may also face competition from companies developing and marketing stand-alone game products and services. We will also be unable to attract local cable operators to add Buzztime programming as a channel to their service.

The market for interactive television games and services is new and may not develop as anticipated.

The interactive television market currently is small and emerging. Our success will depend on the growth and development of this market in the United States and it will depend upon the commercialization and broad acceptance by consumers and businesses of a wide variety of interactive television products. Demand and market acceptance of recently introduced products and services are subject to a high level of uncertainty and, as a result, our profit potential is unproven. In addition, the potential size of this new market opportunity and the timing of its development and deployment are currently uncertain. Development schedules of interactive television offered by our competitors have been delayed or refocused as the industry evolves. If the market for interactive television does not develop or develops more slowly than anticipated, our revenues will not grow as fast as anticipated, if at all.

The adoption of incompatible standards could render our products obsolete or non-competitive.

If a new digital set-top box standard is defined, we do not know whether our products will be compatible with such a standard once it is defined. The establishment of multiple standards could hurt our business and significantly increase our expenses, particularly if our products require significant redevelopment in order to conform to the newly established standards. Any delay or failure on our part to respond quickly, cost-effectively and sufficiently to these developments could render our existing products and services obsolete and cause us not to be competitive, resulting in a decrease in our revenues without a corresponding decrease in our expenses. We may have to incur substantial expenditures to modify or adapt our products or services to respond to these developments. We must be able to incorporate new technologies into the products we design and develop in order to address the increasingly complex and varied needs of our customer base.

Increasing government regulation could cause demand for our products and services to decline significantly.

We are subject not only to regulations applicable to businesses generally, but also laws and regulations that apply directly to the industry of interactive television products. Although there are currently few such laws and regulations, state and federal governments may adopt a number of these laws and regulations governing any of the following issues:

o        user privacy;

o        copyrights;

o        consumer protection;

o        the media distribution of specific material or content; and

o the characteristics and quality of interactive television products and services.

One or more states or the federal government could enact regulations aimed at companies, like us, which provide interactive television products. The likelihood of such regulation being enacted will increase as interactive television becomes more pervasive and affects the daily lives of more people. Any such legislation or regulation could dampen the growth of the industry of interactive television. If such a reduction in growth occurs, demand for our products and services may decline significantly.

On January 18, 2001, the Federal Communications Commission issued a notice of inquiry concerning interactive television. The notice raised a series of questions that suggest that cable systems might be regarded as essential, open platforms of spectrum for non-discriminatory third-party access, rather than facilities-based providers competing in a wider market. The notice sought comments on the nature of interactive television and whether cable systems will be a "superior platform" for providing interactive television. The notice asked very detailed questions, many of which arise from a common regulatory premise: whether cable operators who are affiliated with interactive television providers should not be permitted to "discriminate" in favor of their own interactive television services with respect to spectrum usage and whether interactive television providers affiliated with cable operators may need to be subjected to non-discrimination rules so that they may not obtain leverage from any exclusive arrangement they would otherwise negotiate with popular programmers. The outcome of the notice will determine whether or not a subsequent rulemaking will be held in order to create regulations for the interactive television industry. Any regulation of this industry could impact on Buzztime and its operations.

We may have difficulty recruiting professionals for our business.

Our business requires experienced programmers, creative designers, and application developers. Our success will depend on identifying, hiring, training and retaining such experienced, knowledgeable professionals. We must recruit talented professionals in order for our business to grow. There is significant competition for employees with the skills required to develop the products and perform the services we offer. There can be no assurance that we will be able to attract a sufficient number of qualified employees in the future to sustain and grow our business, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals, our business, financial condition and results of operations will suffer.

Risks Associated with this Offering

Our common stock could be delisted or suspended from trading the American Stock Exchange.

On May 1, 2003, we received a letter from the American Stock Exchange (AMEX) stating that we are now in compliance with AMEX listing standards. In our SEC filings over the past year, we have disclosed that we needed to achieve $6 million of shareholders equity to be in compliance with AMEX listing standards. However, as a result of new AMEX rules effective January 2003, we are now in compliance. The new rules permit a company, such as NTN, to remain listed on AMEX if it has a total market capitalization of at least $50 million, has at least 1.1 million shares publicly held, has a market value of publicly held shares of at least $15 million and has a minimum of 400 round lot shareholders.

Should, at some future date, we fall out of compliance with the new rules (from subsequent changes in market capitalization or otherwise), we could remain compliant by maintaining a level of shareholder's equity of $6 million. If we otherwise fail to maintain compliance with the AMEX listing standards, our common stock may not remain listed on AMEX or any other exchange or quotation system in the future. If our common stock is delisted from AMEX, spreads can often be higher for securities traded on the over-the-counter market and the execution time for orders may be longer. Thus, removing our stock from AMEX may result in decreased liquidity by making the trading of our stock less efficient.

Our stock price has been highly volatile and your investment could suffer a decrease in value.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Our charter contains provisions that may hinder or prevent a change in control of our company, which could result in our inability to approve a change in control and potentially receive a premium over the current market value of your stock.

Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such a change in control would benefit our stockholders. For example, our certificate of incorporation requires a supermajority vote of at least 80% of the total voting power, voting together as a single class, to amend certain provisions of such document, including those provisions relating to:

o        the number, election and term of directors;

o        the removal of directors and the filling of vacancies; and

o the supermajority voting requirements of our restated certificate of incorporation.

These provisions could discourage third parties from taking over control of our company. Such provisions may also impede a transaction in which you could receive a premium over then current market prices and your ability to approve a transaction that you consider in your best interests.

If the shares of our common stock eligible for future sale are sold, the market price of our common stock may be adversely affected.

Future sales of substantial amounts of our common stock in the public market or the anticipation of such sales could have a material adverse effect on then-prevailing market prices. As of April 30, 2003, there were approximately 9,825,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options at exercise prices ranging from $0.45 to $4.9375 per share. As of April 30, 2003, there were also outstanding warrants to purchase an aggregate of approximately 2,532,000 shares of common stock at exercise prices ranging from $0.50 to $3.75 per share. Additionally, we have approximately $14 million of common stock remaining under our existing shelf registration for possible future sale.

The foregoing options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of these options and warrants can be expected to exercise them at a time when we would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options and warrants. For the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. To the extent the trading price of our common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will have a dilutive effect on our stockholders.

                           RECENT COMPANY DEVELOPMENTS

Bennett Investment

     On January 15, 2003, we issued and sold 1,000,000 shares of restricted common stock through a private offering to Robert M. Bennett, one of our directors, at a price per share of $1.00. Pursuant to the terms of the transaction, upon receipt of $1.0 million from Mr. Bennett, we issued the restricted shares along with fully vested warrants to purchase 500,000 shares of common stock at $1.15 per share, exercisable through January 15, 2008. No commissions or placement agent fees were paid in connection with the offering.

Convertible Senior Subordinated Notes

     On February 1, 2003, $2,000,000 of convertible senior subordinated notes converted into 1,568,628 shares of our common stock based on the agreed conversion price of $1.275 per share.

Revolving Line of Credit

     On February 4, 2003, we amended our revolving line of credit with Coast Business Credit ("Coast") to extend the maturity date on the line of credit from June 30, 2003 to June 30, 2004. The amendment also struck the previously scheduled March 31, 2003 $250,000 paydown on the line of credit, deleted the trailing cash flow multiplier element of the borrowing base and modified the cash flow oriented covenants. We agreed to pay Coast a renewal fee of $30,000 on July 1, 2003 in association with this amendment. There were no changes to the interest rate in this amendment.

     On February 7, 2003, Coast and its parent company, Southern Pacific Bank, were seized by the Federal Deposit Insurance Corporation (FDIC). The FDIC is currently acting as a trustee for Coast and is in the process of selling off Coast's loan portfolio to other lending institutions. We were informed on May 14, 2003 that our credit line had been purchased by GF Asset Management, LLC, a subsidiary of General Electric Capital Corporation. There could be some delays in funding during the transition period, but we do not expect the delays to impact us significantly.

Investment in Buzztime

     On June 8, 2001, an affiliate of Scientific-Atlanta invested $1,000,000 in Buzztime for 636,943 shares of its preferred stock, representing 6% of Buzztime's capitalization on an as-converted basis, and warrants to obtain an additional 159,236 shares of its preferred stock. Each share of Buzztime preferred stock was initially convertible into one share of Buzztime common stock and entitled to a non-cumulative dividend of 8%, if, and when, as declared by Buzztime's board of directors. The exercise price of the Scientific-Atlanta preferred stock purchase warrants is $1.57 per share. However, the warrants vest in 10% increments only as cable system operators sign on by executing a distribution agreement for the Buzztime channel.

     In connection with the investment, Buzztime entered into a development, license and marketing agreement with Scientific-Atlanta to co-develop an application to enable operation of a Buzztime interactive trivia game show channel on Scientific-Atlanta's Explorer digital interactive set-top network for distribution by cable operators to their subscribers. The $1,000,000 in net proceeds were restricted to only the development of the application for
Scientific-Atlanta and fulfillment of Buzztime's obligations under the development agreement. In March 2003, we entered into a letter agreement with Scientific-Atlanta, Inc. providing for termination of certain provisions of the development, license and marketing agreement as well as for the sale and license by Scientific-Atlanta to Buzztime of certain equipment and related software and the provision by Scientific-Atlanta to Buzztime of certain training and application developer support services to enable Buzztime to develop and operate the Buzztime Channel on Scientific-Atlanta's Explorer set-top network for distribution by cable operators to their subscribers.

     We granted Scientific-Atlanta the right to exchange its shares of Buzztime preferred stock into shares of NTN common stock if (i) Buzztime did not obtain additional equity financing of $2,000,000 before June 8, 2002, (ii) the liquidation, dissolution or bankruptcy of Buzztime before June 8, 2002, (iii) the failure of Buzztime to conduct a qualified public offering by June 8, 2004, or (iv) a change in control of Buzztime before June 8, 2002. On January 16, 2003, Scientific-Atlanta converted its shares of Buzztime preferred stock into our common stock at a conversion price of $1.00 per share.

Increase in Authorized Shares

     On May 2, 2003 at our Annual Shareholders' Meeting, a proposal to amend our restated certificate of incorporation to increase the number of authorized shares of common stock from 70 million shares to 84 million shares was approved.

Media General Investment

     On May 7, 2003, Media General, Inc., a communications company with interests in newspapers, television stations, interactive media and diversified information services, made a $3.0 million strategic investment in NTN. This investment provides us with additional capital. In return for the investment, we issued and sold 2,000,000 shares of restricted NTN common stock through a private offering to Media General at a price per share of $1.50. Pursuant to the terms of the transaction, upon receipt of $3.0 million from Media General, we issued the restricted shares along with fully vested warrants to purchase 500,000 shares of Buzztime common stock at $3.46 per share, exercisable through May 7, 2007.

     Additionally, we issued 666,667 shares of restricted NTN common stock, valued at $1.0 million, to license selected technology and content from Media General to add additional game content to the Buzztime interactive television game channel. The license includes a 5-year exclusive interactive television license to certain intellectual property, with options to extend the license.

     In connection with the investment, we entered two separate investor rights agreements with Media General with respect to NTN and Buzztime. Pursuant to the NTN investor rights agreement, we granted Media General certain preemptive rights and registration rights with respect to NTN securities and the right to designate one person to our Board of Directors. We appointed Neal F. Fondren, Vice President of Media General and President of Media General's Interactive Media Division to our Board of Directors, to satisfy our obligation under the agreement.

     Pursuant to the Buzztime investor rights agreement, Buzztime granted Media General certain preemptive rights, co-sale rights, and registration rights with respect to Buzztime securities. Media General also granted NTN certain drag-along rights and call rights with respect to Media General's holdings of Buzztime securities. Finally, NTN granted certain exchange rights to Media General, which gave Media General the right to exchange all or part of its holdings of Buzztime securities for NTN securities, using an exchange rate of two shares of NTN common stock for each share of Buzztime common stock (as adjusted to reflect any stock splits, stock combinations, stock dividends, mergers or reclassifications affecting the NTN or Buzztime stock). Media General can only exercise the exchange rights (i) on the second and fourth anniversaries of the closing, (ii) on a sale of NTN, (iii) upon the bankruptcy, liquidation, dissolution or other insolvency of Buzztime, and (iv) if NTN exercises its drag-along rights. Media General may only exercise their exchange rights twice. NTN has agreed to reserve shares of NTN common stock for issuance under the exchange rights. The rights accorded to Media General (other than the registration rights) generally expire upon a qualified public offering of Buzztime or a sale of Buzztime.

Proposed Acquisition

     On May 17, 2003, we announced that we had entered into a letter of intent to acquire the assets and certain liabilities of Breakaway International, Inc., a 13 year old company headquartered in Arlington, Texas, which develops and markets software solutions for the casual dining, fine dining, quick service and pizza delivery restaurant segments. The acquisition remains subject to a number of conditions, including completion of due diligence, negotiation of definitive documents, receipt of all corporate and regulatory approvals and other customary conditions.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this Prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

     All forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this Prospectus and in our Annual Report on Form 10-K. You should not place undue reliance on such forward-looking statements, which speak only as of their date stated. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under "Risk Factors" in this Prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders pursuant to this prospectus. We will receive proceeds if selling securityholders exercise their warrants to purchase shares of common stock. If the selling securityholders exercise all of their warrants, the maximum gross proceeds received by us would be approximately $664,000. When and if we receive these funds, they will be used for general corporate purposes.

                             SELLING SECURITYHOLDERS

     The shares of common stock offered by this Prospectus have been or will be issued to the selling securityholders (or their assignees) directly by us. The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of May 21, 2003 and the number of shares which may be offered pursuant to this Prospectus for the account of the selling securityholders or their transferees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling securityholders has had any position, office or other material relationship with our company within the past three years (other than as a security holder).


                             Number of                        Maximum Number      Number of      Percent of
                           Shares Owned    Percent of Class  of Shares Which     Shares Owned   Class Owned
                             Prior to       Owned Before      May Be Sold in      After the      After the
Selling Securityholder     Offering(1)     Offering(1)(2)    This Offering(1)    Offering(1)    Offering(1)(2)
----------------------     -----------     --------------    ----------------    -----------    --------------
Media General, Inc.         2,666,667           6%              2,666,667            0               *
Robert M. Bennett(3)        1,779,524           4%              1,500,000         279,524            1%
Scientific-Atlanta          1,000,000           2%              1,000,000            0               *
Strategic Investments,
L.L.C.
Wolfe Axelrod Weinberger      118,750           *                 118,750            0               *
Associates LLC(4)

* Less than one percent.

(1) Assumes exercise of all warrants beneficially owned by the selling securityholders for the maximum number of shares permitted as of May 20, 2003 and assumes that each selling securityholder will sell all shares of our common stock offered under this Prospectus.

(2) For purposes of calculating the percentage of class, we have excluded 1,913,791 shares of common stock issuable upon the exercise of warrants held by other stockholders and 9,762,102 shares of common stock reserved for issuance upon the exercise of options.

(3) Represents 1,139,524 shares of our common stock and 500,000 shares of our common stock issuable upon the exercise of warrants at an exercise price of $1.15 per share. The warrants were issued in January 2003 at an exercise price of $1.15 per share. Also includes 140,000 shares of common stock issuable upon exercise of stock options.

(4) Represents 118,750 shares of our common stock issuable upon the exercise of warrants. The warrants were issued in February 2001 at an exercise price of $.75 per share.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered hereby may be sold by the selling securityholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following (as well as other methods of sale):

o one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling securityholders as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o in an exchange distribution in accordance with the rules of the applicable exchange;

o    in the over-the-counter market;

o in private transactions other than in the over-the-counter market or on an exchange;

o    in connection with short sales of shares, to the extent permitted by law;

o    by pledge to secure debts and other obligations;

o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

o    in a combination of any of the above transactions.

     The selling securityholders may effect such transactions by selling shares to or through broker dealers, and such broker-dealers may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

     When a particular offering of common stock is made, if required, we will distribute a prospectus supplement. That supplement will set forth the names of the selling securityholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     To the extent provided by law, the selling securityholders may also enter into hedging transactions with broker-dealers or other financial institutions.

In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of securities in the course of hedging the positions they assume with selling securitiesholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, of the securities offered under this Prospectus. The securities that broker-dealers or other financial institutions receive in those types of transactions may be resold under this Prospectus.

     Selling securityholders also may resell all or a portion of the shares in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

     We have agreed to bear all costs, expenses and fees in connection with the registration of the shares of our common stock offered by this Prospectus. We have also agreed to indemnify the selling securityholders against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares of common stock intended to be sold pursuant to this Prospectus will be passed upon for NTN by O'Melveny & Myers LLP.

                                     EXPERTS

     The consolidated financial statements of NTN Communications, Inc. and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You also can obtain information about us from the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede information in this Prospectus and in our other filings with the SEC. We incorporate by reference the following which we have previously filed with the SEC under the Securities Exchange Act of 1934 (File No. 0-19383), other than any information furnished pursuant to Item 9 or Item 12 of Form 8-K or as otherwise permitted by SEC rules and regulations:

o        our Annual Report on Form 10-K for the year ended December 31, 2002;

o        our Quarter Report on Form 10-Q for the quarter ended March 31, 2003;

o our Current Reports on Form 8-K filed on February 3, 2003, January 22, 2003 and January 15, 2003; and

o the description of our common stock which is contained in our Registration Statement on Form 8-A.

     We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all of the shares of common stock covered by this Prospectus.

     You may request a copy of these filings at no cost, by writing or calling us at the following address:

                            NTN Communications, Inc.
                           The Campus - 5966 La Place Court
                           Carlsbad, California 92008
                            Telephone: (760) 438-7400
                             Attention: Kathy Miles

     You should rely only on the information contained in, or incorporated by reference into, this Prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this Prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents.

     You may also obtain from the SEC a copy of the Registration Statement and exhibits that we filed with the SEC when we registered the shares of common stock. The Registration Statement may contain additional information that may be important to you.

=====================================================        ===============================================

You should rely only on the information
incorporated by reference, provided in this
Prospectus or any supplement or that we have
referred you to.We have not authorized anyone
else to provide you with different information.                            NTN COMMUNICATIONS, INC.
You should not assume that the information in
this Prospectus or any supplement is accurate as
of any date other than the date on the front of
those documents. However, you should realize                                 5,285,417 Shares of
that our affairs may have changed since the date                                Common Stock
of this Prospectus.  This Prospectus will not
reflect such changes.  You should not consider
this Prospectus to be an offer or solicitation
relating to the securities in any jurisdiction in
which such an offer or solicitation relating to the                       ______________________
securities is not authorized, if the person making
the offer or solicitation is not qualified to do so,                            PROSPECTUS
or if it is unlawful for you to receive such an offer                     ______________________
or solicitation.













                                                                                May __, 2003






=====================================================        ===============================================

                                                      PART II

Item 14.          Other Expenses of Issuance and Distribution

     The expenses in connection with the registration of shares of the selling securityholders will be borne by the Company and are estimated as follows:

 Commission registration fee.............................................$808
 Printing and engraving....................................................$0
 Accounting fees and expenses.........................................$10,000
 Legal fees and expenses...............................................$8,500
 Miscellaneous expenses..................................................$200

 Total................................................................$19,508

Item 15.          Indemnification of Directors and Officers

     The Company's restated certificate of incorporation permits the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines and amounts paid in settlement actually and reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

     The Company has entered into indemnification agreements with certain of its outside directors pursuant to which the Company has agreed to indemnify such directors from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by any such directors in or arising out of such person's capacity as a director of the Company or any other corporation of which such person is are a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such directors are entitled to an advance of expenses to the maximum extent authorized or permitted by law.

Item 16.          Exhibits

         See the attached Exhibit Index that follows the signature page.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on May 20, 2003.

                                      NTN COMMUNICATIONS, INC.,
                                      a Delaware corporation

                                      By:    /s/ Stanley B. Kinsey
                                          --------------------------------------
                                            STANLEY B. KINSEY,
                                            Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of NTN Communications, Inc., hereby severally constitute and appoint Stanley B. Kinsey, James B. Frakes and Kathy Miles, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this registration statement on Form S-3 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Title                      Date

                                     Chairman of the Board
                                   and Chief Executive Officer      May 15, 2003
/s/ Stanley B. Kinsey             (Principal Executive Officer)
-------------------------------
Stanley B. Kinsey
                                    Chief Financial Officer
                                (Principal Financial Officer and    May 15, 2003
/s/ James B. Frakes              Principal Accounting Officer)
-------------------------------
James B. Frakes

/s/ Gary Arlen                             Director                 May 15, 2003
-------------------------------
Gary Arlen

/s/ Robert M. Bennett                      Director                 May 15, 2003
-------------------------------
Robert M. Bennett

/s/ Barry Bergsman                         Director                 May 15, 2003
-------------------------------
Barry Bergsman

/s/ Vincent A. Carrino                     Director                 May 15, 2003
-------------------------------
Vincent A. Carrino

/s/ Robert B. Clasen                        Director                May 15, 2003
-------------------------------
Robert B. Clasen


/s/ Michael Fleming                         Director                May 15, 2003
-------------------------------
Michael Fleming

/s/ Neal F. Fondren                         Director                May 15, 2003
-------------------------------
Neal F. Fondren

/s/ Esther Rodriquez                        Director                May 15, 2003
-------------------------------
Esther Rodriguez

Exhibit
Number    Description of Exhibit

3.1       Restated Certificate of Incorporation of NTN Communications, Inc.,
          as  amended   (incorporated   by  reference  to  the
          Form 10-K for the year ended December 31, 1990 filed with the Securities and Exchange Commission)

3.2       Certificate of Designations, Rights and Preferences of Series
          B Convertible  Preferred Stock  (incorporated  by reference to Exhibit
          4.1 to the Form 8-K (File No.  1-11460)  filed with the Securities and
          Exchange   Commission)

3.3       Certificate   of  Amendment  to  Restated   Certificate  of
          Incorporation of NTN Communications, Inc., dated March 22, 2000 (incorporated by reference to Exhibit 3.3 to the Form 10-K/A for the year ended December 31, 1999 (File No. 1-11460) filed with the Securities and Exchange Commission)

3.4       Certificate   of  Amendment  to  Restated   Certificate  of
          Incorporation of NTN Communications, Inc., dated March 24, 2000 (incorporated by reference to Exhibit 3.4 to the Form 10-K/A for the year ended December 31, 1999 (File No. 1-11460) filed with the Securities and Exchange Commission)

3.5 Bylaws of NTN Communications, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-8 (File No. 33-75732) filed with the Securities and Exchange Commission)

4.1 Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A (File No. 0-19383) filed with the Securities and Exchange Commission)

4.2 Securities Purchase Agreement, dated May 5, 2003, by and among NTN Communications, Inc., Buzztime Entertainment, Inc. and Media General, Inc. (1)

4.3 NTN Investor Rights Agreement, dated May 7, 2003, by and between NTN Communications, Inc. and Media General, Inc. (1)

4.4 Buzztime Investor Rights Agreement, dated May 7, 2003, by and among NTN Communications, Inc., Buzztime Entertainment, Inc. and Media General, Inc. (1)

4.5 Common Stock Purchase Warrant dated May 7, 2003 issued to Media General, Inc. exercisable for 500,000 shares of common stock of Buzztime Entertainment, Inc. (1)

4.6 Right of First Refusal and Exchange Agreement, dated June 8, 2001, by and among Buzztime Entertainment, Inc., NTN Communications, Inc. and Scientific-Atlanta Strategic Investments, L.L.C. (incorporated by reference to Exhibit 10.5 to the Form 10-Q for the period ended June 30, 2001 (File No. 1-11460) filed with the Securities and Exchange Commission)

4.7 Subscription Agreement, dated January 13, 2003, by and between NTN Communications and Robert M. Bennett (incorporated by reference to
          Exhibit 10.1 to the Form 10-Q for the period ended March 31, 2003 (File No. 1-11460) filed with the Securities and Exchange Commission)

4.8       Common Stock Purchase Warrant dated January 13, 2003 issued to Robert
          M. Bennett exercisable for 500,000 shares of common stock of NTN Communications, Inc. (incorporated by reference to Exhibit 4.1 to the Form 10-Q for the period ended March 31, 2003 (File No. 1-11460) filed with the Securities and Exchange Commission)

4.9 Common Stock Purchase Warrant dated February 2, 2001 issued to Wolfe Axelrod Weinberger Associates LLC for 118,750 shares of common stock of NTN Communications, Inc. (incorporated by reference to Exhibit 4.1 to the Form 10-Q for the period ended March 31, 2001 (File No. 1-11460) filed with the Securities and Exchange Commission)

5.1 Opinion of O'Melveny & Myers LLP as to the legality of the common stock offered hereby (including consent)

23.1      Consent of KPMG LLP, Independent Accountants

23.2      Consent of O'Melveny & Myers LLP (included with Exhibit 5.1)

24.1      Powers of Attorney (included on page S-1)
____________________
(1) Filed herewith